Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-117573

Origen Manufactured Housing Contract Trust 2007-A
Issuing Entity
Origen Residential Securities, Inc.
Depositor
Origen Financial L.L.C.
Sponsor, Originator and Servicer
Origen Servicing, Inc
Subservicer
Origen Securitization Company, LLC
Seller
Origen Manufactured Housing Contract Trust Collateralized Notes, Series 2007-A, Class A-1
Subject to Revision
April 23, 2007
Citigroup Global Markets Inc. (“CGM”) is not acting as your advisor or agent. Prior to entering into any transaction, you should determine, without reliance upon CGM or its affiliates, the economic risks and merits, as well as the legal, tax and accounting characterizations and consequences of the transaction, and independently determine that you are able to assume these risks. CGM is not in the business of providing legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with the transaction, (c) you should receive legal, tax and accounting advice from advisors with appropriate expertise to assess relevant risks, and (d) you should apprise senior management in your organization as to the legal, tax and accounting advice (and, if applicable, risks) associated with this transaction and CGM’s disclaimers as to these matters.

IMPORTANT NOTICE REGARDING THE CONDITIONS
FOR THIS OFFERING OF COLLATERALIZED NOTES
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.
This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.
The information in this free writing prospectus is preliminary and is subject to completion or change.
The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes similar information contained in any prior free writing prospectus relating to these securities.
This free writing prospectus does not constitute an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.
The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue such securities or any similar security and our obligation to deliver such security is subject to the terms and conditions of our underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the asset pool backing them, may change (due, among other things, to the possibility that assets comprising the pool may become delinquent or defaulted or may be removed or replaced and that similar or different assets may be added to the pool, and that one or more classes or securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in this free writing prospectus. Our obligation to sell securities to you is conditioned on the assets and securities having the characteristics described in this free writing prospectus. If for any reason we do not deliver such securities, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.
IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS
Any legends, disclaimers or other notices that may appear with this communication to which this free writing prospectus is attached relating to:
(1) these materials not constituting an offer (or a solicitation of an offer),
(2) no representation that these materials are accurate or complete and may not be updated, or
(3) these materials possibly being confidential
are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

The Contract Pool
The following tables and statistics relate to a representative pool of contracts as of April 1, 2007.

Summary of Contracts
Statistical Cut-Off Date:	April 1, 2007
Number of Initial Contracts:	3,400
Aggregate Principal Balance:	$200,423,695.60
States with more than 5% of the contracts, by principal balance:	California: 54.20%
Percentage of New / Percentage of Used:	44.09% / 55.91%
Weighted Average Original LTV (1):	81.99%
Original LTV Ratio Range (1):	9.11% to 100.00%
Weighted Average Original LTI (2):	120.36%
Current Principal Balance Range:	$6,765.16 to $384,653.73
Average Current Principal Balance:	$58,948.15
Contract Rates Range:	5.500% to 14.500%
Weighted Average Contract Rate:	9.409%
Weighted Average Remaining Term to Stated Maturity:	225 months
Remaining Term to Stated Maturity Range:	47 months to 360 months
Weighted Average Original Months to Maturity:	230 months
Original Months to Maturity Range:	55 months to 360 months
Latest Maturity Date:	April 1, 2037
Weighted Average Credit Score (3) :	726

(1)	Weighted average and range for which loan-to-value ratios were calculated.

(2)	Weighted average for which loan-to-invoice ratios were calculated and are greater than zero.

(3)	Where credit scores are available.

Geographical Distribution of Contract Obligors

			% of Contract Pool
	Number of	Aggregate Principal	by Outstanding
	Contracts as of	Balance Outstanding	Principal Balance as
	Statistical	as of Statistical	of Statistical
Geographic Distribution	Calculation Date	Calculation Date	Calculation Date
California	1,276	$108,634,189.31	54.20%
Arizona	141	8,829,543.42	4.41
Texas	193	7,789,114.60	3.89
Florida	156	7,766,473.14	3.88
New York	150	6,341,581.82	3.16
Oregon	136	6,002,573.96	2.99
Mississippi	104	4,516,609.77	2.25
Washington	85	4,336,793.65	2.16
Michigan	129	3,836,384.79	1.91
South Carolina	80	3,214,871.22	1.60
Georgia	70	3,076,439.14	1.53
Alabama	72	2,918,685.15	1.46
Louisiana	63	2,701,026.12	1.35
Minnesota	64	2,333,769.21	1.16
Oklahoma	54	2,177,519.57	1.09
Pennsylvania	53	2,050,136.26	1.02
Colorado	50	2,031,646.22	1.01
New Mexico	36	1,730,565.38	0.86
Arkansas	40	1,672,658.75	0.83
Nevada	26	1,559,697.54	0.78
Montana	27	1,466,583.97	0.73
North Carolina	40	1,419,833.80	0.71
Missouri	36	1,383,093.94	0.69
Virginia	24	1,284,920.98	0.64
Tennessee	21	1,096,000.33	0.55
Kansas	30	1,039,834.54	0.52
Wyoming	20	996,733.10	0.50
West Virginia	23	966,153.31	0.48
Indiana	27	960,175.78	0.48
Kentucky	25	912,818.02	0.46
Ohio	30	867,448.29	0.43
Utah	23	768,156.25	0.38
Idaho	17	619,086.75	0.31
Maryland	11	529,580.12	0.26
Iowa	15	449,295.24	0.22
Illinois	12	436,041.39	0.22
Wisconsin	11	430,971.15	0.22
South Dakota	8	429,540.45	0.21
Delaware	10	318,840.24	0.16
Maine	2	165,695.50	0.08
Vermont	4	142,370.66	0.07
New Hampshire	2	75,296.53	0.04
North Dakota	1	53,269.14	0.03
Nebraska	2	48,649.18	0.02
New Jersey	1	43,027.93	0.02
Total	3,400	$200,423,695.60	100.00%

Year of Origination of Contracts

			% of Contract Pool
		Aggregate Principal	by Outstanding
	Number of Contracts	Balance Outstanding	Principal Balance
	as of Statistical	as of Statistical	as of Statistical
Year of Origination	Calculation Date	Calculation Date	Calculation Date
1998	4	$121,915.34	0.06%
1999	36	1,318,484.49	0.66
2000	1	29,474.84	0.01
2002	5	158,729.68	0.08
2003	1	28,634.39	0.01
2004	3	155,210.92	0.08
2005	8	956,597.28	0.48
2006	2,145	127,499,818.44	63.62
2007	1,197	70,154,830.22	35.00
Total	3,400	$200,423,695.60	100.00%

Distribution of Original Contract Amounts

			% of Contract Pool
		Aggregate Principal	by Outstanding
	Number of Contracts	Balance Outstanding	Principal Balance
Range of Original Contract	as of Statistical	as of Statistical	as of Statistical
Amounts (in Dollars)	Calculation Date	Calculation Date	Calculation Date
Less than $10,000.01	17	$143,852.24	0.07%
$10,000.01 to $20,000.00	292	4,567,800.11	2.28
$20,000.01 to $30,000.00	470	11,574,004.01	5.77
$30,000.01 to $40,000.00	543	18,745,070.56	9.35
$40,000.01 to $50,000.00	482	21,435,927.60	10.70
$50,000.01 to $60,000.00	336	18,298,494.45	9.13
$60,000.01 to $70,000.00	272	17,481,986.76	8.72
$70,000.01 to $80,000.00	224	16,699,578.27	8.33
$80,000.01 to $90,000.00	161	13,538,701.69	6.76
$90,000.01 to $100,000.00	117	10,988,525.42	5.48
$100,000.01 to $110,000.00	103	10,573,035.98	5.28
$110,000.01 to $120,000.00	91	10,413,550.88	5.20
$120,000.01 to $130,000.00	64	7,986,547.73	3.98
$130,000.01 to $140,000.00	49	6,580,812.27	3.28
$140,000.01 to $150,000.00	45	6,501,468.30	3.24
$150,000.01 to $160,000.00	39	5,991,934.31	2.99
$160,000.01 or greater	95	18,902,405.02	9.43
Total	3,400	$200,423,695.60	100.00%

     The largest original contract amount is $388,413.00, which represents 0.19% of the aggregate principal balance of the contracts as of the statistical calculation date.

Distribution of Remaining Amounts for Contracts

			% of Contract Pool
		Aggregate Principal	by Outstanding
	Number of Contracts	Balance Outstanding	Principal Balance
Range of Remaining Contract	as of Statistical	as of Statistical	as of Statistical
Amounts (in Dollars)	Calculation Date	Calculation Date	Calculation Date
Less than $10,000.01	20	$172,801.68	0.09%
$10,000.01 to $20,000.00	308	4,884,692.51	2.44
$20,000.01 to $30,000.00	482	12,101,093.17	6.04
$30,000.01 to $40,000.00	537	18,814,628.14	9.39
$40,000.01 to $50,000.00	479	21,526,665.15	10.74
$50,000.01 to $60,000.00	332	18,270,682.98	9.12
$60,000.01 to $70,000.00	262	16,979,881.63	8.47
$70,000.01 to $80,000.00	227	17,020,145.94	8.49
$80,000.01 to $90,000.00	163	13,813,596.05	6.89
$90,000.01 to $100,000.00	115	10,900,158.34	5.44
$100,000.01 to $110,000.00	96	10,001,063.20	4.99
$110,000.01 to $120,000.00	93	10,693,385.38	5.34
$120,000.01 to $130,000.00	62	7,782,984.02	3.88
$130,000.01 to $140,000.00	48	6,483,867.64	3.24
$140,000.01 to $150,000.00	45	6,523,542.08	3.25
$150,000.01 to $160,000.00	37	5,708,530.68	2.85
$160,000.01 or greater	94	18,745,977.02	9.35
Total	3,400	$200,423,695.60	100.00%

The average outstanding principal balance of the contracts included in the statistical pool, as of the statistical calculation date, was 58,948.15 and the outstanding principal balances of the contracts included in the statistical pool ranged from $6,765.16 to $384,653.73 as of the statistical calculation date.

Distribution of Original Loan-to-Value Ratios of Contracts

			% of Contract Pool
	Number of	Aggregate Principal	by Outstanding
	Contracts as of	Balance Outstanding	Principal Balances
	Statistical	as of Statistical	of Statistical
Range of Original Loan-to-Value Ratios	Calculation Date	Calculation Date	Calculation Date
Not Calculated(1)	277	$12,057,379.65	6.02%
5.01% to 10.00%	3	142,153.23	0.07
10.01% to 15.00%	1	24,560.26	0.01
15.01% to 20.00%	8	206,381.91	0.10
20.01% to 25.00%	11	320,638.58	0.16
25.01% to 30.00%	18	741,995.19	0.37
30.01% to 35.00%	21	752,649.31	0.38
35.01% to 40.00%	40	1,480,596.29	0.74
40.01% to 45.00%	48	2,231,954.03	1.11
45.01% to 50.00%	52	2,981,369.39	1.49
50.01% to 55.00%	69	3,543,197.78	1.77
55.01% to 60.00%	93	5,099,597.02	2.54
60.01% to 65.00%	132	7,429,756.90	3.71
65.01% to 70.00%	95	6,985,358.07	3.49
70.01% to 75.00%	143	8,611,760.24	4.30
75.01% to 80.00%	237	18,717,091.60	9.34
80.01% to 85.00%	420	24,851,884.23	12.40
85.01% to 90.00%	624	34,410,194.28	17.17
90.01% to 95.00%	843	55,847,700.85	27.86
95.01% to 100.00%	265	13,987,476.80	6.98
Total	3,400	$200,423,695.60	100.00%

(1)	Loan-to-value ratios are not calculated for chattel-only contracts originated as part of rate and term refinancings.
The weighted average original loan-to-value ratio of the contracts included in the statistical pool, for which loan-to-value ratios were calculated, as of the statistical calculation date, was 81.99%.

Distribution of Original Loan-to-Invoice Ratios of Contracts

			% of Contract Pool
		Aggregate Principal	by Outstanding
	Number of Contracts	Balance Outstanding	Principal Balance
	as of Statistical	as of Statistical	as of Statistical
Range of Original Loan-to-Invoice Ratios	Calculation Date	Calculation Date	Calculation Date
Not Calculated(1)	1,343	$114,228,370.89	56.99%
0.00% to 0.00%	1	52,079.17	0.03
0.01% to 25.00%	5	123,815.19	0.06
25.01% to 50.00%	63	1,363,541.30	0.68
50.01% to 75.00%	231	6,269,034.91	3.13
75.01% to 100.00%	664	21,751,070.60	10.85
100.01% to 110.00%	152	5,635,649.36	2.81
110.01% to 120.00%	143	6,450,597.97	3.22
120.01% to 130.00%	180	9,127,540.63	4.55
130.01% to 140.00%	191	10,054,006.14	5.02
140.01% to 150.00%	137	8,057,247.28	4.02
150.01% to 160.00%	119	6,900,884.00	3.44
160.01% to 170.00%	82	5,233,121.92	2.61
170.01% to 180.00%	44	2,635,722.90	1.32
180.01% to 190.00%	18	1,145,651.66	0.57
190.01% to 200.00%	15	812,518.87	0.41
200.01% to 210.00%	5	283,176.24	0.14
220.01% or greater	7	299,666.58	0.15
Total	3,400	$200,423,695.60	100.00%

(1)	Contracts for which loan-to-invoice ratios are not calculated consist of contracts, for which the loan amounts are determined based on appraisals, including land home contracts and contracts originated under the Comparable Appraisal Program.
The weighted average original ratio of loan amounts to manufacturer’s invoice price for the related manufactured homes, for the contracts included in the statistical pool for which loan-to-invoice ratios were calculated and are greater than zero, as of the statistical calculation date, was 120.36%.

Current Contract Rate for Contracts

		Aggregate Principal	% of Contract Pool by
	Number of Contracts as of	Balance Outstanding as of	Outstanding Principal
	Statistical Calculation	Statistical Calculation	Balance as of Statistical
Range of Contract Rates	Date	Date	Calculation Date
5.000% to 5.999%	2	$288,797.76	0.14%
6.000% to 6.999%	30	3,431,334.12	1.71
7.000% to 7.999%	112	9,378,041.50	4.68
8.000% to 8.999%	747	52,849,072.94	26.37
9.000% to 9.999%	1,209	75,664,727.54	37.75
10.000% to 10.999%	820	41,225,689.24	20.57
11.000% to 11.999%	366	13,799,810.64	6.89
12.000% to 12.999%	97	3,317,899.36	1.66
13.000% to 13.999%	16	434,067.96	0.22
14.000% to 14.999%	1	34,254.55	0.02
Total	3,400	$200,423,695.60	100.00%

The contract rate on the contracts included in the statistical pool ranged from 5.500% to 14.500% with a weighted average of approximately 9.409%.
Original Months to Maturity of Contracts

			% of Contract Pool
		Aggregate Principal	by Outstanding
	Number of Contracts	Balance Outstanding	Principal Balance
Range of Original Months	as of Statistical	as of Statistical	as of Statistical
to Maturity	Calculation Date	Calculation Date	Calculation Date
55 to 60	7	$64,487.36	0.03%
61 to 90	40	669,867.10	0.33
91 to 120	239	5,954,476.06	2.97
121 to 150	87	2,958,372.52	1.48
151 to 180	825	28,771,085.12	14.36
181 to 210	338	24,478,849.91	12.21
211 to 240	1,644	115,158,267.40	57.46
241 to 270	22	2,289,111.11	1.14
271 to 300	47	3,088,921.61	1.54
331 to 360	151	16,990,257.41	8.48
Total	3,400	$200,423,695.60	100.00%

Remaining Months to Maturity of Contracts

			% of Contract Pool
		Aggregate Principal	by Outstanding
	Number of Contracts	Balance Outstanding	Principal Balance
Range of Remaining Months	as of Statistical	as of Statistical	as of Statistical
to Maturity	Calculation Date	Calculation Date	Calculation Date
31 to 60	9	$105,341.42	0.05%
61 to 90	49	903,787.59	0.45
91 to 120	235	5,918,512.65	2.95
121 to 150	154	5,675,444.57	2.83
151 to 180	807	28,775,574.69	14.36
181 to 210	307	22,506,802.83	11.23
211 to 240	1,651	116,026,541.58	57.89
241 to 270	13	1,335,557.75	0.67
271 to 300	33	2,570,574.62	1.28
301 to 330	4	196,642.21	0.10
331 to 360	138	16,408,915.69	8.19
Total	3,400	$200,423,695.60	100.00%

The contracts included in the statistical pool have remaining maturities, as of the statistical calculation date, of at least 47 months but not more than 360 months and original maturities of at least 55 months but not more than 360 months, and a weighted average remaining term to scheduled maturity, as of the statistical calculation date, of 225 months.
Unit Type

			% of Contract Pool
		Aggregate Principal	by Outstanding
	Number of Contracts	Balance Outstanding	Principal Balance
	as of Statistical	as of Statistical	as of Statistical
Unit Type	Calculation Date	Calculation Date	Calculation Date
Multi-section home	2,651	$178,326,595.05	88.97%
Single-section home	749	22,097,100.56	11.03
Total	3,400	$200,423,695.60	100.00%

Property Type

			% of Contract Pool
		Aggregate Principal	by Outstanding
	Number of Contracts	Balance Outstanding	Principal Balance
	as of Statistical	as of Statistical	as of Statistical
Property Type	Calculation Date	Calculation Date	Calculation Date
Community	2,242	$139,119,796.76	69.41%
Lease	375	15,381,764.05	7.67
Owned Land	750	44,610,214.94	22.26
Park	23	721,718.27	0.36
Relative Land	4	148,080.96	0.07
Other	6	442,120.62	0.22
Total	3,400	$200,423,695.60	100.00%

Loan Purpose

			% of Contract Pool
		Aggregate Principal	by Outstanding
	Number of Contracts	Balance Outstanding	Principal Balance
	as of Statistical	as of Statistical	as of Statistical
Loan Purpose	Calculation Date	Calculation Date	Calculation Date
Purchase of New Home	1,216	$86,501,149.47	43.16%
Purchase of Repossessed Home	56	2,417,145.70	1.21
Purchase of Used Home	1,762	88,924,818.46	44.37
Refinance	366	22,580,581.97	11.27
Total	3,400	$200,423,695.60	100.00%

Credit Score of Contracts

			% of Contract Pool
		Aggregate Principal	by Outstanding
	Number of Contracts	Balance Outstanding	Principal Balance
	as of Statistical	as of Statistical	as of Statistical
Range of Credit Scores	Calculation Date	Calculation Date	Calculation Date
N/A	29	$1,048,052.13	0.52%
501 - 550	17	540,753.88	0.27
551 - 600	75	2,832,568.89	1.41
601 - 650	329	16,517,316.90	8.24
651 - 700	826	47,180,298.16	23.54
701 - 750	934	57,575,747.63	28.73
751 - 800	879	55,255,299.51	27.57
801 - 844	311	19,473,658.51	9.72
Total	3,400	$200,423,695.60	100.00%

The contracts included in the statistical pool for which credit scores are available have a weighted average credit score of 726.

Contact Information
Citigroup
390 Greenwich Street
6th Floor
New York, NY 10013

Name	Office

Mortgage Trading

Steve Weinstein Director	Tel: Fax: Email:	(212) 723-6325 (212) 723-8855 Stephen.c.weinstein@citigroup.com

Supriya Bajoria Analyst	Tel: Fax: Email:	(212) 723-6325 (212) 723-8855 Supriya.bajoria@citigroup.com

Mortgage Banking

Paul Humphrey Director	Tel: Fax: Email:	(212) 723-9548 (212) 723-8603 Paul.g.humphrey@citigroup.com

Michael Murai Associate	Tel: Fax: Email:	(212) 723-1256 (212) 723-8603 Michael.murai@citigroup.com

Juliana Castelli Analyst	Tel: Fax: Email:	(212) 723-6503 (212) 723-8603 Juliana.castelli@citigroup.com

Mortgage Analytics

Shekhar Shah Director (structure)	Tel: Fax: Email:	(212) 723-9026 (212) 723-8603 Shekhar.shah@citigroup.com

Noel Doromal Associate (structure)	Tel: Fax: Email:	(212) 723-4589 (212) 723-8603 Noel.doromal@citigroup.com

Jerome Langella Analyst (collateral)	Tel: Fax: Email:	(212) 723-6621 (212) 723-8603 Jerome.langella@citigroup.com